Exhibit 99.1

Genie Energy Suspends Plan to Spin-Off European Energy Supply Business

NEWARK NJ (October 14, 2021): Genie Energy Ltd (NYSE: GNE, GNEPRA) announced today that it has suspended the planned public offering and spin-off of its European retail energy supply business, Oriel Energy, in light of the impacts of the extreme volatility in the United Kingdom’s energy markets on the retail energy supply industry.

“The turbulence in the United Kingdom’s wholesale energy markets in recent weeks combined with the UK’s price cap system has significantly impacted the ability of independent energy suppliers, including our UK subsidiary, Orbit Energy, to operate,” said Michael Stein, Genie Energy’s CEO. “Accordingly, we are suspending the planned capital raise and spin-off of our European operations while we exit the UK market and work to ensure continuity of supply for our customers. While our Orbit Energy subsidiary has a comprehensive program to manage near-term exposure to commodity price volatility, our decision reflects our assessment of longer term challenges in the market.”

Genie Energy’s Orbit Energy subsidiary served approximately 119,000 meters in the UK at June 30, 2021 including both electricity and natural gas customers.

“Since we will no longer be investing in new meter acquisition in the UK, we expect that our decision will positively impact our bottom line in the coming quarters. Elsewhere in our business, we are excited by the opportunities ahead across our markets. We continue to work to expand our Scandinavian and US retail customer bases and accelerate the rapid growth of our domestic renewables businesses,” Mr. Stein added.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial and industrial brokerage and consultative services company, and Genie Solar Energy and Prism Solar, which design, supply and install commercial solar solutions. For more information, visit Genie.com.

Contact:

Hayden IR

Brian Siegel

P: (346) 396-8696

E-mail: brian@haydenir.com

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